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                      SECURITIES AND EXCHANGE COMMISSION,
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                  SCHEDULE TO
                          TENDER OFFER STATEMENT UNDER
                        SECTION 14 (D) (1) OR 13 (E) (1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                               CHIRON CORPORATION

                       (Name of Subject Company (Issuer))

                         CHIRON CORPORATION, AS ISSUER
    (Names of Filing Persons (identifying status as Offeror, Issuer or Other
                                    Person))

             4.50% CONVERTIBLE SUBORDINATED NOTES DUE MAY 15, 2007
                         (Title of Class of Securities)

                     (CUSIP Number of Class of Securities)

                                WILLIAM G. GREEN
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                               CHIRON CORPORATION
                               4560 HORTON STREET
                          EMERYVILLE, CALIFORNIA 94608
                                 (510) 655-8750
      (Name, Address and Telephone Numbers of Person Authorized to Receive
            Notices and Communications on Behalf of Filing Persons)
                            ------------------------

                                   COPIES TO:

   ROBERT E. BUCKHOLZ, JR., ESQ.                     ABIGAIL ARMS, ESQ.
        SULLIVAN & CROMWELL                         SHEARMAN & STERLING
          125 BROAD STREET                     801 PENNSYLVANIA AVENUE, N.W.
   NEW YORK, NEW YORK 10004-2498                  WASHINGTON DC 20006-5805
           (212) 558-4000                              (202) 508-8000
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                           CALCULATION OF FILING FEE

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
            TRANSACTION VALUATION(1)                          AMOUNT OF FILING FEE(2)
                  $370,728,375                                        $97,873
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(1) Pursuant to Rule 457(f)(1) under the Securities Act of 1933, this amount is the market value as of April 5, 2000 of the maximum amount of 1.90%
    Convertible Subordinated Notes due November 17, 2000 that may be received by the Registrant from tendering holders in the exchange offer.

(2) Registration fee previously paid in connection with the Registrant's
    Registration Statement on Form S-4 filed April 6, 2000.

/ /  Check the box if any part of the fee is offset as provided by Rule 0-11
    (a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       Amount Previously Paid:
       Form or Registration No.:
       Filing Party:
       Date Filed:

    / / Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

        / /  third-party tender offer subject to Rule 14d-1.

        /X/  issuer tender offer subject to Rule 13e-4.

        / /  going-private transaction subject to Rule 13e-3.

        / /  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: / /

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                                  INTRODUCTION


    This Amendment No. 2 to a Tender Offer Statement on Schedule TO (the
"Statement") amends and supplements the Statement originally filed on April 6, 2000 and amended on April 17, 2000 by Chiron Corporation, a Delaware corporation, pursuant to Section 13(e) of the Securities Exchange Act in connection with its offer to exchange up to $243,800,000 of its 1.90%
Convertible Subordinated Notes due November 17, 2000 (or such lesser number as are properly tendered) into its 4.50% Convertible Subordinated Notes due May 15, 2007, upon the terms and subject to the conditions set forth in Chiron
Corporation's Registration Statement on Form S-4 (File No. 333-34212) filed with the Securities and Exchange Commission on April 5, 2000 and as amended on April 17, 2000 (collectively, the "Registration Statement"). The Registration
Statement and the exhibits thereto are incorporated by reference in this Schedule TO in answer to some of the items required in this Schedule TO.



    The Registrant hereby amends and supplements the Schedule TO as follows:


ITEM 12.  EXHIBITS.


    Item 12 is hereby amended and supplemented as follows:



    (a)(10)  Press Release Issued by the Registrant on May 10, 2000.

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                                   SIGNATURE

    After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


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
Dated: May 11, 2000                                    CHIRON CORPORATION

                                                       By:  /s/ SEAN P. LANCE
                                                            ----------------------------------------------
                                                            Name: Sean P. Lance
                                                            Title: President, Chief Executive Officer
                                                            and Chairman of the Board
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